Exhibit 4.2

REGISTERED	$

FR-1	CUSIP 364725 AF 8

GANNETT CO., INC.

Floating Rate Note Due 2009

GANNETT CO., INC., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”), for value received, hereby promises to pay to CEDE & CO. or registered assigns, at the office or agency of the Company in the Borough of Manhattan, The City of New York, the principal sum of SEVEN HUNDRED FIFTY MILLION DOLLARS ($750,000,000) on May 26, 2009, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, quarterly on August 26, November 26, March 26 and May 26 of each year, commencing August 26, 2006, on said principal sum at said office or agency, in like coin or currency, at a floating rate of interest determined by the calculation agent as described below, from the date hereof until payment of said principal sum has been made or duly provided for; provided that payment of interest may be made at the option of the Company by check mailed to the address of the person entitled thereto as such address shall appear on the Security Register. The interest so payable on any August 26, November 26, March 26 or May 26 will be paid to the person in whose name this Note is registered at the close of business on the fifteenth calendar day preceding the interest payment date.

Reference is made to the further provisions of this Note set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to on the reverse hereof.

WITNESS the original or facsimile seal of the Company and the original or facsimile signatures of its duly authorized officers.

Dated: May 26, 2006

GANNETT CO., INC.

By:
Michael A. Hart
Vice President and Treasurer

[Corporate Seal]

Attest:
Todd A. Mayman, Vice President,
Associate General Counsel and Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein and referred to in the within-mentioned Indenture.

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Officer

[REVERSE OF NOTE]

GANNETT CO., INC.

Floating Rate Note Due 2009

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED OFFICER OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO OTHER ENTITY, AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

This Note is one of a duly authorized issue of debentures, notes, bonds or other evidences of indebtedness of the Company (hereinafter called the “Securities”) of the series hereinafter specified, all issued or to be issued under and pursuant to an indenture dated as of March 1, 1983 (herein called the “Indenture”), as amended and supplemented, duly executed and delivered by the Company to Citibank, N.A., as trustee. The Indenture, as amended and supplemented, provides that the Company will appoint a trustee under the Indenture with respect to each new series of securities issued under the Indenture. The appointed trustee will serve with respect to only that series, unless the Company specifically appoints them to serve as trustee with respect to any preceding or succeeding series of securities. The Company has appointed Wells Fargo Bank, National Association to serve as trustee (the “Trustee”) with respect to the Securities. Reference is hereby made to the Indenture and all indentures supplemental thereto for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest, if any, at different rates, may be subject to different redemption provisions (if any), may be subject to different sinking or analogous funds (if any) and may otherwise vary as in the Indenture provided. This Note is designated as the Floating Rate Notes due 2009 (the “Notes”) of the Company, limited in the initial aggregate principal amount to $750,000,000, except as otherwise provided in the Indenture. The Company may, without the consent of the holders of the Notes, create and issue additional notes ranking equally with the Notes and otherwise similar in all respects, except for the issue price and issue date, so that such further notes shall be consolidated and form a single series with the Notes; provided that no additional notes be issued if an Event of Default has occurred with respect to the Notes. These Notes may not be redeemed prior to maturity. No sinking or purchase fund is provided for the Notes.

The Notes will bear interest at a rate of interest determined by the calculation agent. The calculation agent for this purpose is Wells Fargo Bank, National Association until such time as the Company appoints a successor calculation agent. The interest rate on the Notes for each interest period will be a per annum rate equal to three-month LIBOR as determined on the relevant interest determination date plus 0.20%. The interest determination date for an interest period will be the second London business day preceding such interest period. A London business day is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market. Promptly upon determination, the calculation agent will inform the Trustee and the Company of the interest rate for the next interest period. Absent manifest error, the determination of the interest rate by the calculation agent shall be conclusive and binding on the Holders, the Trustee and the Company. On any interest determination date, LIBOR will be equal to the offered rate for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on “Telerate Page 3750” at approximately 11:00 a.m., London time, on such interest determination date. If, on an interest determination date, such rate does not appear on the “Telerate Page 3750” as of 11:00 a.m., London time, or if the “Telerate Page 3750” is not available on such date, the calculation agent will obtain such rate from Bloomberg L.P. page “BBAM.” If such rate does not appear on the “Telerate Page 3750” or Bloomberg L.P. page “BBAM” on an interest determination date at approximately 11:00 a.m. London time, then the calculation agent (after consultation with the Company) will select four major banks in the London interbank market and shall request each of their principal London offices to provide a quotation of the rate at which three month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, the calculation agent will select three major banks in New York City and shall request each of them to provide a quotation of the rate offered by them at approximately 11:00 a.m., New York City time, on the interest determination date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable interest period in an amount of at least $1,000,000 that is representative of single transactions at that time. If three quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, the rate of LIBOR for the next interest period will be set equal to the rate of LIBOR for the then current interest period. Upon request from any Holder of the Notes, the calculation agent will provide the interest rate in effect on the Notes for the current interest period and, if it has been determined, the interest rate to be in effect for the next interest period. Dollar amounts resulting from such calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Interest on the Notes will be computed on the basis of the actual number of days in an interest period and a 360-day year. Interest on the Notes will accrue from May 26, 2006, or from the most recent interest payment date to which interest has been paid or provided for; provided that if an interest payment date for the Notes (other than the maturity date) falls on a day that is not a business day, the interest payment date shall be postponed to the next succeeding business day unless such next succeeding business day would be in the following month, in which case, the interest payment date shall be the immediately preceding business day.

In case an Event of Default with respect to the Notes, as defined in the Indenture, shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding (as defined in the Indenture) of all series affected by such supplemental indenture (voting as one class), evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the Securities of each such series to be affected; provided that no such supplemental indenture shall (a) extend the final maturity of any Security, or reduce the principal amount thereof or any premium thereon, or reduce the rate or extend the time of payment of any interest thereon, or reduce any amount payable on redemption thereof or impair or affect the rights of any Holder to institute suit for the payment thereof, without the consent of the Holder of each Security so affected, or (b) reduce the aforesaid percentage of Securities, the Holders of which are required to consent to any such supplemental indenture, without the consent of the Holder of each Security affected.

It is also provided in the Indenture that, with respect to certain defaults or Events of Default regarding the Securities of any series, prior to any declaration accelerating the maturity of such Securities, the Holders of a majority in aggregate principal amount Outstanding of the Securities of such series (or, in the case of certain defaults or Events of Default, all the affected series or all the Securities, as the case may be) may on behalf of the Holders of all the Securities of such series (or all the affected series or all the Securities, as the case may be) waive any such past default or Event of Default and its consequences. The preceding sentence shall not, however, apply to a default in the payment of the principal of, premium, if any, or interest on any of the Securities. Any such consent or waiver by the Holder of this Note (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Note and any Notes which may be issued in exchange or substitution herefor, irrespective of whether or not any notation thereof is made upon this Note or such other Notes.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note at the place, at the respective times, at the rate and in the coin or currency herein prescribed.

So long as this Note is registered in the name of the Depository Trust Company (“DTC”) or its nominee (in such registered form, a “global security”), ownership of beneficial interests by participants herein will be shown on, and the transfer of that ownership interest will be effected only through records maintained by DTC or its nominee therefor. Owners of beneficial interests herein will not be entitled to have this Note, when represented by a global security registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holder thereof. A global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of or a nominee of such successor. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, Notes will be issued in definitive registered form in exchange for the global security representing such Notes. The Company may at any time and in its sole discretion determine not to have any Notes represented by one or more global securities and, in such event, will issue Notes in definitive form in exchange for all of the global securities representing such Notes.

The Notes issued in definitive form are issuable in registered form without coupons in denominations of $1,000 and any multiple of $1,000 and are exchangeable at the office or agency of the Company in the Borough of Manhattan, The City of New York, and in the manner and subject to the limitations provided in the Indenture, but without the payment of any service charge. Notes may be exchanged for a like aggregate principal amount of Notes of other authorized denominations.

Upon due presentment for registration of transfer of a Note in definitive form at the office or agency of the Company in the Borough of Manhattan, The City of New York, a new Note or Notes of authorized denominations for an equal aggregate principal amount will be issued to the transferee in exchange herefor, subject to the limitations provided in the Indenture, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company, the Trustee and any authorized agent of the Company or the Trustee may deem and treat the registered Holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment of, or on account of, the principal hereof and premium, if any, and subject to the provisions on the face hereof, interest hereon, and for all other purposes, and neither the Company nor the Trustee nor any authorized agent of the Company or the Trustee shall be affected by any notice to the contrary.

No recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any indenture supplemental thereto or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.

Terms used herein which are defined in the Indenture shall have the respective meanings assigned thereto in the Indenture.